Exhibit 99.1

Dated: As of August 15, 2008

SMF Energy Corporation
SMF Services, Inc.
H & W Petroleum Company, Inc.
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

Re: Consent to Issuance of Additional Shares of Preferred Stock

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated September 26, 2002 (as at any time amended, modified or supplemented, the “Loan Agreement”) among SMF Energy Corporation, a Delaware corporation and successor-by-merger to Streicher Mobile Fueling, Inc., a Florida corporation (“SMF”), SMF Services, Inc., a Delaware corporation (“SSI”), H & W Petroleum Company, Inc., a Texas corporation (“H & W” and, collectively with SMF and SSI, “Borrower”), and Wachovia Bank, National Association, a national banking association and successor-by-merger to Congress Financial Corporation (Florida) (“Lender”), which is guaranteed by Streicher Realty, Inc., a Florida corporation (“Guarantor”). Each capitalized term used herein, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

Borrowers have informed Lender that, (1) in connection with the Subsequent Issuance under (and as defined in) the February 2008 Consent Letter, SMF raised at least $1,000,000 less than it was permitted under the February 2008 Consent Letter, and (2) not more than $1,750,000 in principal amount of August 2007 Indebtedness was exchanged for March 2008 Preferred Stock as contemplated in the March 2008 Consent Letter. Borrowers have further informed Lender that SMF desires, on or after the date hereof, (a) to create one or more series of convertible preferred stock (the “New Preferred Stock”) pursuant to respective certificates of designation of convertible preferred stock of SMF (“New Designation Certificates”) setting forth terms with respect to each such series that are substantially identical (except in regard to the purchase price) to those set forth in the Certificate of Designation and the March 2008 Designation Certificates (collectively, the “Existing Designation Certificates”) governing, respectively, the Series A Preferred Stock and the March 2008 Preferred Stock (collectively, the “Existing Preferred Stock”), (b) to issue shares of New Preferred Stock subject to such New Designation Certificate(s) for a cash purchase price of up to $1,000,000, and (c) to issue additional shares of New Preferred Stock subject to such New Designation Certificate(s) in exchange for August 2007 Indebtedness in the aggregate principal amount of not more than $250,000, together with some or all of the accrued but unpaid interest thereon, as may be surrendered by the holders of the August 2007 Indebtedness. The transactions described in this paragraph are referred to collectively herein as the “New Preferred Stock Issuance.”

SMF Energy Corporation
SMF Services, Inc.
H & W Petroleum Company, Inc.

Borrowers have requested that Lender consent to the New Preferred Stock Issuance notwithstanding the provisions of Section 9.7(b) of the Loan Agreement, which prohibit Borrowers from selling any Capital Stock of Borrowers unless, among other things, Borrowers provide written notice to Lender not less than 10 Business Days prior to the issuance and sale of such stock, and all of the proceeds of the issuance and sale of such Capital Stock are remitted to Lender for application to the Obligations.

Lender hereby consents to the New Preferred Stock Issuance on the terms set forth herein and subject to the satisfaction by Borrowers of the following conditions precedent, in form and substance satisfactory to Lender:

(1) The New Preferred Stock Issuance shall be on the terms set forth in the New Designation Certificates, which shall be substantially identical in all respects to the Existing Designation Certificates except for the purchase price;

(2) The net cash proceeds received by SMF from the sale of the New Preferred Stock shall be remitted to Lender for application to the Revolving Loans then outstanding (which proceeds, for the avoidance of doubt, shall be subject to re-borrowing on the terms and subject to the conditions set forth in the Loan Agreement); and

(3) Borrowers exchange no more than an aggregate of $250,000 in principal amount of the August 2007 Indebtedness, together with some or all of the accrued but unpaid interest thereon, for shares of New Preferred Stock, in the New Preferred Stock Issuance.

Lender’s consent as provided herein shall not be deemed a waiver of any provision of the Loan Agreement or any of the other Financing Agreements (including, without limitation, any provisions of the Financing Agreements relating to Change of Control), a consent to the issuance of any other Capital Stock by any Borrower other than as set forth in the Financing Agreements, the February 2008 Consent Letter, the March 2008 Consent Letter, or this letter agreement, a consent to the declaration or payment of any dividends or distributions with respect to any Capital Stock of any Borrower other than as set forth in the Loan Agreement (including, without limitation, dividends or distributions with respect to the Existing Preferred Stock or the New Preferred Stock), or a consent to the redemption of any Capital Stock of any Borrower other than as set forth in the Loan Agreement (including, without limitation, any Existing Preferred Stock or New Preferred Stock), except that Lender agrees that (a) SMF may declare and pay dividends on Existing Preferred Stock and New Preferred Stock as and to the extent set forth in the Existing Designation Certificates and New Designation Certificates, respectively, so long as no Event of Default exists either before or immediately after the declaration or payment of any such dividend, no Event of Default would result therefrom, and Borrowers deliver to Lender written notice of any such dividend not less than 10 Business Days prior to payment thereof, and (b) SMF shall be permitted to redeem all or any portion of the Existing Preferred Stock or the New Preferred Stock with proceeds of any issuance or sale by SMF of Capital Stock consisting of shares of SMF’s common stock, so long as no Event of Default exists either before or immediately after such issuance, sale or redemption, no Event of Default would result therefrom, and Borrowers deliver to Lender written notice of any such redemption not less than 10 Business Days prior to the consummation thereof. Lender’s consent as provided herein shall only be valid for issuances, sales or exchanges of New Preferred Stock that are made on or before December 31, 2008.

SMF Energy Corporation
SMF Services, Inc.
H & W Petroleum Company, Inc.

Except as otherwise expressly provided herein, nothing in this letter agreement shall be deemed to be a waiver of any provision of the Loan Agreement or any of the other Financing. Agreements, each of which shall remain in full force and effect. This letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement remains in full force and effect.

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION
(“Lender”)

By: /s/ Pat Cloninger
Name: Pat Cloninger
Title: Director